EXHIBIT 23.1       CONSENT OF STOECKLEIN LAW GROUP

Stoecklein Law Group, a Professional Corporation
Practice Limited to Federal Securities

Emerald Plaza
402 West Broadway	4695 MacArthur Court
Suite 690	Eleventh Floor
San Diego, California 92101	Newport Beach, California 92660
Telephone: (619) 704-1310	Telephone: (949) 798-5541
Facsimile: (619) 704-1325	Facsimile: (949) 258-5112
email: djs@slgseclaw.com
web: www.slgseclaw.com

July 29, 2008

Board of Directors
GAMMA PHARMACEUTICALS INC.
7477 W. Lake Mead Blvd., Suite 170
Riverside, CA 92503

Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

We consent to the use of our opinion as an exhibit to the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement.

Very truly yours,

/s/Donald J. Stoecklein
Donald J. Stoecklein
For the firm
Stoecklein Law Group